MODIFICATION NO. 1

TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

            This Modification No. 1 to Amended and Restated Loan and Security Agreement (“Modification”) is entered into as of June 1, 2014 (the “Modification Effective Date”), by and between Partners for Growth III, L.P., a Delaware limited partnership with its principal place of business at 150 Pacific Avenue, San Francisco, California 94111 ("PFG") and each of Healthcare Corporation of America, a Delaware corporation (FKA “Selway Capital Acquisition Corporation” (“Borrower”)), Healthcare Corporation of America, a New Jersey corporation, Prescription Corporation of America, a New Jersey corporation, and PCA Benefits, Inc., a New Jersey corporation, each with its principal place of business as at the Modification Effective Date at 66 Ford Road, Suite 230, Denville, NJ 07834 (individually and collectively, jointly and severally “Guarantor” and, together with Borrower, “Obligor”), with reference to the following facts:.

            WHEREAS, Obligor and PFG have, inter alia, entered into that certain Amended and Restated Loan and Security Agreement dated as of May 31, 2014 (as amended and restated, the “Loan Agreement”);

            WHEREAS, Borrower has requested and PFG has agreed to permit Borrower to pay interest payable monthly in respect of Obligations in Cash or by the issue of Borrower’s Common Stock;

            WHEREAS, PFG desires to clarify that the Beneficial Ownership Limitation provisions set forth in the

            NOW THEREFORE, the parties hereby agree as follows:

1.         DESCRIPTION OF EXISTING INDEBTEDNESS:  Among other Obligations and indebtedness which may be owing by Obligor to PFG, Obligor is indebted to PFG pursuant to, among other documents, the Loan Agreement and the Guaranty.  The Loan Agreement provides for a convertible term loan in the principal amount of up to $5,500,000, receipt of which Obligor acknowledges and all of which is outstanding on the date hereof.  Defined terms used but not otherwise defined herein shall have the same meanings set forth in the Loan Agreement, the Note and the other Loan Documents.

2.         MODIFICATIONS TO LOAN AGREEMENT. The Loan Agreement and each of the Warrants issued to the PFG Parties is modified as follows with effect from the Modification Effective Date:

            2.1       Amendment to Loan Agreement Schedule. Section 1 (clauses (c), (d)(i), (d)(ii)  and (d)(iii) (only)) and Section 2 of the Schedule are amended to read in their entirety as follows:

“     (c) Optional Conversion:     Subject to Borrower obtaining Shareholder Approval as specified in Section 3.16 of the Agreement and at all times to Section 1(d) of this Schedule, at any time prior to the Maturity Date, PFG may at its option convert the Note (or any part thereof) at any time up to and including the Maturity Date into the common stock of Borrower (an “Optional Conversion”) at Fifteen Cents ($0.15) per share (the “Optional Conversion Price”), subject to adjustment in the same manner as the Number of Shares and Exchange Price are adjusted under Section 4 of the Conditionally-Exercisable PFG Warrant (as defined in Section 9(l) of this Schedule). PFG may exercise its right to convert the Loan or part thereof by sending a Conversion Notice (as defined in Section 1(d), below) with the relevant details of thereof via facsimile or electronic mail.  The date on which a Conversion Notice is sent to Borrower shall be the Conversion Date. Pursuant to the terms of the Conversion Notice, Borrower shall issue a certificate for the Conversion Stock, subject to Section 3.16(a) of the Loan Agreement, within three (3) Business Day of the delivery of the Conversion Notice.

     (d) Conversion and Issuance Limitations.

(i) Certain Definitions. For purposes of this Section 1(d): (A) “PFG Parties” means, collectively, PFG, PFG Equity Investors, LLC (“PFGEI”), Silicon Valley Bank, SVB Financial Group (Silicon Valley Bank and SVB Financial Group, collectively, “SVB”) and their respective Affiliates, and any other Persons who hold equity securities of Borrower that are or may be deemed to be beneficially owned by PFG, PFGEI or SVB, including any group of which PFG, PFGEI or SVB is a member, (B) “group” has the meaning set forth in Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, (C) “Convertible Security” means the Note, the Warrants, any other convertible or derivative security that may be exercised for or converted into the Common Stock of Borrower and (solely for purposes of this definition and without implication that accrued and unpaid interest constitutes a “security”) PIK Interest that is paid by the issue of Borrower’s Common Stock or other equity or derivative securities to any PFG Party; and (D) “Conversion Notice” means a notice of Holder Conversion under the Note, an Election to Exchange under any Warrant, and any other election to exercise or convert a Convertible Security (including a notice by Borrower to

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PFG to pay PIK Interest) into the Common Stock or other equity or derivative securities of Borrower, and “Conversion” (and derivatives) means a conversion of the Note, an exercise or exchange of any warrant, and the payment or receipt of PIK Interest in the Common Stock or other equity or derivative securities of Borrower.

(ii) Conversion and Issuance Limitation. Notwithstanding anything to the contrary set forth in the Agreement, the Note, the Warrants, or any other agreement, security or instrument between Borrower and a PFG Party, Borrower shall not effect any Conversion of the Note or any Warrant or any other Convertible Security held or beneficially owned by the PFG Parties or otherwise issue equity securities (or derivatives) to any PFG Party, and no PFG Party shall have the right to Convert the Note, any Warrant or any other Convertible Security in whole or in part, or receive equity securities (or derivatives) from Borrower to the extent that, after giving effect to such attempted Conversion or issuance, as set forth in the relevant Conversion Notice, the PFG Parties would collectively beneficially own a number of shares of Common Stock of Borrower in excess of the Beneficial Ownership Limitation (as hereinafter defined).  For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the PFG Parties shall include the number of shares of Common Stock issuable upon Conversion of the Note and Warrants and the number of shares of Common Stock issued or issuable to the PFG Parties as PIK Interest, in each case the subject of a Conversion Notice with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon Conversion of the remaining, non-converted Convertible Securities held or beneficially owned by the PFG Parties.  Except as set forth in the preceding sentence, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. The “Beneficial Ownership Limitation” shall be 9.9% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon Conversion of that portion of the Convertible Securities proposed to be Converted pursuant to a Conversion Notice (to the extent permitted pursuant to this Section 1(d)).

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(iii) Capitalization Table. Upon receipt or delivery of a Conversion Notice issued in compliance with this Section, Borrower shall within three (3) Business Days deliver to a requesting PFG Party a true, complete, accurate and correct capitalization table in detail sufficient for a reasonable Person to calculate the percentage of stock such Person may beneficially own in Borrower (the “Capitalization Statement”). In determining the number of outstanding shares of Common Stock or other equity securities, the PFG Parties may conclusively rely on the Capitalization Statement.

2.  Interest.

            Interest Rate (Section 1.2):

                                                      The Loan shall bear interest at a per annum rate equal to 10%, unless the interest rate is the Default Rate. Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed each month.

            PIK Interest:                    Accrued interest for each month shall be payable monthly, on the first day of each month for interest accrued during the prior month. Unless Borrower elects (as provided below) to pay Cash Interest, in whole or in part, Borrower hereby unconditionally promises to pay to PFG such PIK Interest at the interest rate specified above (or the Default Rate if this applies for any part of the period) on the unpaid outstanding principal amount from time to time of the Loan, together with the portion of outstanding additional principal attributable to the accrual of PIK Interest. Subject to the proviso below, PIK Interest shall be paid in Common Stock at $0.15 per share; provided, however, if the payment of PIK Interest in the form of Common Stock would cause the Beneficial Ownership Limitation set forth in Section 1(d) of this Schedule to be exceeded, then such interest amount shall be paid in Cash when due. For example only (and assuming that such issuance would not cause the Beneficial Ownership Limitation to be exceeded), if $10,000 in interest were due for the month, and the Company elected to pay PIK Interest (as opposed to Cash Interest), the shares due would be $10,000/$0.15 = 66,667 shares.

            Cash Interest:                  In lieu of paying PIK Interest, Borrower may from time to time provide notice to PFG of its election to pay Cash Interest in lieu of PIK Interest. Any such election shall be made at least five (5) Business Days prior to the end of any month of its election to pay Cash Interest in lieu of PIK Interest.”

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            2.2       Revised Definition.  The definition of “PIK Interest” in Section 7 of the Agreement is amended to read in its entirety as follows:

“ “PIK Interest” means interest accruing on outstanding principal Obligations at the interest rate(s) set forth in Section 2 of the Schedule that (i) in lieu of being paid in cash when due monthly, is paid in stock of Borrower as contemplated by Section 2 of the Schedule, of (ii) if payment of such interest obligation would at any time cause the Beneficial Ownership Limitation set forth in Section 1(d) of the Schedule to be exceeded, be instead paid monthly in Cash when due;”

            2.3       Deferred Unpaid Interest. Section 8(g) of the Schedule is amended to read in its entirety as follows:

                                                                  “Deferral of Outstanding and Unpaid Interest. As at May 31, 2014, the sum of $229,999.99 in unpaid interest will be due and payable. Borrower shall pay such sum in Cash Interest or, so long as the Beneficial Ownership Limitation is not exceeded, as PIK Interest (in Common Stock) on or before January 1, 2016.”

            2.4       Note Restatement (Third).  The Second Amended and Restated Senior Convertible Promissory Note is amended and restated in the form appended to this Modification as Exhibit A.

            2.5       Clarification of Second Amendment to Registration Rights Agreement.  For the avoidance of any doubt, any Borrower Common Stock or other securities or derivatives issued to PFG Parties (including Common Stock or other securities or derivatives issued to PFG as PIK Interest from time to time) shall be deemed to be included within the definition of “Additional New Securities” therein and, therefore, “Registrable Securities”, for all purposes.

            2.6       Omnibus Amendment to Warrants. The Second Amended and Restated Warrants issued to the PFG Parties in connection with the Loan Agreement, as amended and restated on or about May 31, 2014, are amended to include the following provisions in replacement of the corresponding provisions of each such Warrant in Section 3(d), as follows:

“(d)      Conversion and Issuance Limitation.

(i)  Certain Definitions. For purposes of this Section 3(d): (A) “Holder Parties” means, collectively, Partners for Growth III, L.P. (“PFG”), PFG Equity Investors, LLC (“PFGEI”), Silicon Valley Bank, SVB Financial Group (Silicon Valley Bank and SVB Financial Group, collectively, “SVB”) and their respective Affiliates, and any other Persons who hold equity securities of the Company that are or may be deemed to be beneficially owned by PFG, PFGEI or SVB, including any group of which PFG, PFGEI or SVB is a member, (B) “group” has the meaning set forth in Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, (C) “Convertible Security” means any loan, promissory note, warrant, option or any other convertible or derivative security that may be exercised for or converted into the Common Stock of the Company and (solely for purposes of this definition and without implication that accrued and unpaid interest constitutes a “security”) PIK Interest that is paid by the issue of the Company’s Common Stock or other equity or derivative securities to any PFG Party; (D) “Conversion Notice” means the notice of Holder Conversion under the Note (as defined below), an Election to Exchange under any Warrant, and any other election to exercise or convert a Convertible Security (including a notice by the Company to PFG to pay PIK Interest) into the Common Stock or other equity or derivative securities of the Company, and “Conversion” (and derivatives) means a conversion of the Note, an exercise or exchange of any warrant, and the payment or receipt of PIK Interest in the Common Stock or other equity or derivative securities of the Company.

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(ii) Conversion and Issuance Limitation. Notwithstanding anything to the contrary set forth in the Loan Agreement, the Note, any Warrants, or any other agreement, security or instrument between the Company and a PFG Party, the Company shall not effect any Conversion of the Note or any Warrant or any other Convertible Security held or beneficially owned by the PFG Parties or otherwise issue equity securities (or derivatives) to any PFG Party, and no PFG Party shall have the right to Convert the Note, any Warrant or any other Convertible Security in whole or in part, or receive equity securities (or derivatives) from the Company to the extent that, after giving effect to such attempted Conversion or issuance, as set forth in the relevant Conversion Notice, the PFG Parties would collectively beneficially own a number of shares of Common Stock of the Company in excess of the Beneficial Ownership Limitation (as hereinafter defined).  For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the PFG Parties shall include the number of shares of Common Stock issuable upon Conversion of the Note and Warrants and the number of shares of Common Stock issued or issuable to the PFG Parties as PIK Interest, in each case the subject of a Conversion Notice with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon Conversion of the remaining, non-converted Convertible Securities held or beneficially owned by the PFG Parties.  Except as set forth in the preceding sentence, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. The “Beneficial Ownership Limitation” shall be 9.9% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon Conversion of that portion of the Convertible Securities proposed to be Converted pursuant to a Conversion Notice (to the extent permitted pursuant to this Section 3(d)).

 (iii) Capitalization Table. Upon receipt or delivery of a Conversion Notice issued in compliance with this Section, the Company shall within three (3) Business Days deliver to a requesting PFG Party a true, complete, accurate and correct capitalization table in detail sufficient for a reasonable Person to calculate the percentage of stock such Person may beneficially own in the Company (the “Capitalization Statement”). In determining the number of outstanding shares of Common Stock or other equity securities, the PFG Parties may conclusively rely on the Capitalization Statement.”

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3.         RATIFICATION OF EXISTING LOAN DOCUMENTS.  Obligor hereby ratifies, confirms and reaffirms, all and singular, the terms and conditions of each of the Existing Loan Documents, as amended, to which it is a party.

4.         REPRESENTATIONS AND WARRANTIES.

            4.1       Representations of the Obligors. Each Obligor represents and warrants that:

            (a)        upon giving effect to this Modification, and assuming Obligor's satisfaction of the conditions set forth in Section 7 hereof (i) the representations and warranties set forth in Section 3 of the Loan Agreement are true, accurate and complete in all material respects as if made as of the date hereof, and (ii) no Default or Event of Default has occurred and is continuing or would result from the performance of the Existing Loan Documents as modified hereby;

            (b)        Obligor has the corporate power and authority to execute and deliver this Modification and to perform its Obligations under the Loan Documents, as amended by this Modification, and the person(s) executing this Modification on behalf of Obligor are duly empowered to do so;

            (c)        the articles of incorporation and other formation and organizational documents of Obligor provided to PFG on the date of the Loan Agreement remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

            (d)       the execution and delivery by Obligor of this Modification and the performance by Obligor of its Obligations under the Loan Agreement have been duly authorized by all necessary corporate action on the part of Obligor;

            (e)        this Modification has been duly executed and delivered by Obligor and (i) constitutes the binding obligation of Obligor, enforceable against Obligor in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights; and (ii) does not conflict in any material respects with any law or regulation or judgment or the organizational documents of Obligor, or any agreement or document to which Obligor is a party or which is binding upon it or any of this assets; and (iii) does not require any authorization, approval, consent, license or registration in any jurisdiction for its execution, performance, validity or enforceability unless such authorization, approval, consent, license or registration has been obtained;

            (f)        Obligor acknowledges that PFG has acted in good faith and has conducted in a commercially reasonable manner its relationship with Obligor in connection with this Modification and in connection with the Loan Documents; and

            (k)        Obligor understands and acknowledges that PFG is entering into this Modification in reliance upon, and in partial consideration for, the above representations and warranties, and agrees that such reliance is reasonable and appropriate.

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5.         NO DEFENSES.  Borrower agrees that, as of the date hereof, it has no defenses against its obligations to pay and perform any and all Obligations, including Obligations arising under this Modification.

6.         CONTINUING VALIDITY.  Obligor understands and agrees that in modifying the Loan Agreement, PFG is relying upon Obligors’ representations, warranties, and agreements, as set forth in the Loan Documents, including as to its proper authorization and execution by Obligor. Except as expressly modified pursuant to this Modification, the terms of the Loan Documents remain unchanged and in full force and effect.  PFG's agreement to modify the Loan Agreement pursuant to this Modification in no way shall obligate PFG to make any future consents, waivers or modifications to the Obligations.  Nothing in this Modification shall constitute a satisfaction of the Obligations or a waiver of any default under the Existing Loan Documents.  It is the intention of PFG and Obligor to retain as liable parties all makers and guarantors of Obligations under the Loan Documents.  Unless expressly released herein, no maker, endorser, or guarantor will be released by virtue of this Modification.  The terms of this paragraph apply not only to this Modification, but also to all subsequent loan modification agreements.

7.         CONDITIONS.  The effectiveness of this Modification is conditioned upon satisfaction of the conditions specified below on or prior to the Modification Effective Date or, if so specified, when otherwise required to be satisfied:

            7.1       Execution and Delivery.  Borrower and Guarantor shall have duly executed and delivered a counterpart of this Modification to PFG.

            7.2       Execution and Delivery of Note. Borrower shall have executed and delivered to PFG the Third Amended and Restated Senior Convertible Promissory Note appended hereto as Exhibit A bearing Borrower’s original signature.

            7.3       Payment of PFG Expenses.  Obligor shall pay to PFG all reasonable expenses incurred in connection with this Modification, which expenses shall include all reasonable attorneys’ fees and expenses.

8.         RELEASE.  Borrower and each other Obligor (each, a “Releasor”) hereby forever relieves, releases, and discharges PFG and each of its present or former employees, officers, directors, agents, representatives, attorneys (the “Indemnitees”), from any and all possible claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs and expenses, actions and causes of action, of every type, kind, nature, description or character, whether known or unknown, suspected or unsuspected, absolute or contingent, arising out of or in any manner connected with or related to facts, circumstances, issues, controversies or claims existing or arising from the beginning of time through and including the date of execution of this Modification, which any Releasor or any of their respective partners, members, officers, agents or employees may now or hereafter have against the Indemnitees, if any, and irrespective of whether any of the foregoing arise out of contract, tort, violation of laws or regulations or otherwise, breach of fiduciary duty, breach of any duty of fair dealing, breach of confidence, breach of funding commitment, undue influence, duress, economic coercion, violation of any federal or state securities or Blue Sky laws or regulations, conflict of interest, negligence, bad faith, malpractice, violations of the racketeer Influenced and Corrupt Organizations Act, intentional or negligent infliction of mental distress, tortious interference with contractual relations, tortuous interference with corporate governance or prospective business advantage, deceptive trade practices, libel, slander, conspiracy or any claim relating to the Loan Documents or the transactions contemplated therein (collectively “Released Claims”). Without limiting the foregoing, the Released Claims shall include any and all liabilities or claims arising out of or in any manner connected with or related to the Loan Documents, the Recitals hereto, any instruments, agreements or documents executed in connection with any of the foregoing or the origination, negotiation, administration, servicing and/or enforcement of any of the foregoing.  In furtherance of this release, each Releasor expressly acknowledges and waives any and all rights under Section 1542 of the California Civil Code, which provides as follows: “A general release does not extend to claims which the creditor does not know or expect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” By entering into this release, each Releasor recognizes that no facts or representations are ever absolutely certain and it may hereafter discover facts in addition to or different from those which it presently knows or believes to be true, but that it is the intention of each Releasor hereby to fully, finally and forever settle and release all matters, disputes and differences, known or unknown, suspected or unsuspected; accordingly, if any Releasor should subsequently discover that any fact that it relied upon in entering into this release was untrue, or that any understanding of the facts was incorrect, no Releasor shall be entitled to set aside this release by reason thereof, regardless of any claim of mistake of fact or law or any other circumstances. Each Releasor acknowledges that it is not relying upon and has not relied upon any representation or statement made by PFG with respect to the facts underlying this release or with regard to any of such party’s rights or asserted rights. This release may be pleaded as a full and complete defense and/or as a cross-complaint or counterclaim against any action, suit, or other proceeding that may be instituted, prosecuted or attempted in breach of this release. Each Releasor acknowledges that the release contained herein constitutes a material inducement to PFG to enter into this Modification, and that PFG would not have done so but for PFG’s expectation that such release is valid and enforceable in all events.  Each Releasor hereby represents and warrants to PFG, and PFG is relying thereon, as follows: (i) except as expressly stated in this Modification, neither PFG nor any agent, employee or representative of PFG has made any statement or representation to any Releasor regarding any fact relied upon by any Releasor in entering into this Modification; (ii) each Releasor has made such investigation of the facts pertaining to this Modification and all of the matters appertaining thereto, as it deems necessary; (iii) the terms of this Modification are contractual and not a mere recital; (iv) this Modification has been carefully read by each Releasor, the contents hereof are known and understood by each Releasor, and this Modification is signed freely, and without duress, by each Releasor; (v) each Releasor represents and warrants that it is the sole and lawful owner of all right, title and interest in and to every claim and every other matter which it releases herein, and that it has not heretofore assigned or transferred, or purported to assign or transfer, to any person, firm or entity any claims or other matters herein released. Obligor shall indemnify PFG, defend and hold it harmless from and against all claims based upon or arising in connection with prior assignments or purported assignments or transfers of any claims or matters released herein.

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9.         MISCELLANEOUS; ADDITIONAL DEFINITIONS.  The quotation marks around modified clauses set forth herein and any differing font styles, if any, in which such clauses are presented herein are for ease of reading only and shall be ignored for purposes of construing and interpreting this Modification. The Recitals to this Modification are expressly incorporated by reference herein. The term “Obligor” means each Obligor, jointly and severally.

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10.       INCORPORATION OF PROVISIONS. The provisions of Section 8 of the Loan Agreement are incorporated by reference herein and made applicable to this Modification.

[Signature Page Follows]

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            IN WITNESS WHEREOF, the parties have caused this Modification to be executed and delivered as of the Modification Effective Date.

Borrower:

Healthcare Corporation of America, a Delaware corporation (FKA “Selway Capital Acquisition Corporation”)

By: /S/ Natasha Giordano

Name: Natasha Giordano

Title: Chief Executive Officer/President

PFG: PARTNERS FOR GROWTH III, L.P. By: /S/ Jason Georgatos Name: Jason Georgatos Title: Manager, Partners for Growth III, LLC, Its General Partner
Guarantor/Obligor: Healthcare Corporation of America, a New Jersey corporation By: /S/ Natasha Giordano Name: Natasha Giordano Title: Chief Executive Officer/President	Guarantor/Obligor: Prescription Corporation of America, a New Jersey corporation By: /S/ Natasha Giordano Name: Natasha Giordano Title: Chief Executive Officer/President
Guarantor/Obligor: PCA Benefits, Inc., a New Jersey corporation By: /S/ Natasha Giordano Name: Natasha Giordano Title: Chief Executive Officer/President

EXHIBIT A

THIRD AMENDED AND RESTATED SENIOR CONVERTIBLE PROMISSORY NOTE

$5,500,000	Original Issue Date: July 17, 2013
Restatement Date: December 31, 2013 Second Restatement Date: May 31, 2014 Third Restatement Date: June 1, 2014

THIS THIRD AMENDED AND RESTATED SENIOR CONVERTIBLE PROMISSORY NOTE (“NOTE”) WAS ORIGINALLY ISSUED ON THE ISSUE DATE, WAS AMENDED AND RESTATED AS OF THE RESTATEMENT DATE AND THE SECOND RETATEMENT DATE AND IS AGAIN AMENDED AND RESTATED AS OF THE THIRD RESTATEMENT DATE. THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE OR OTHER SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, OR ASSIGNED EXCEPT (i) PURSUANT TO REGISTRATIONS THEREOF UNDER SUCH LAWS, OR (ii) IN COMPLIANCE WITH APPLICABLE SECURITIES LAWS WITHOUT SUCH REGISTRATIONS.

THIS NOTE WAS ISSUED PURSUANT TO A LOAN AND SECURITY AGREEMENT BETWEEN MAKER AND HOLDER DATED AS OF JULY 17, 2013 (THE “LOAN AGREEMENT”), WAS AMENDED AND RESTATED ON DECEMBER 31, 2013 IN CONNECTION WITH THAT CERTAIN FORBEARANCE, WAIVER AND MODIFICATION NO. 1 TO LOAN AND SECURITY AGREEMENT DATED THE RESTATEMENT DATE (THE “MODIFICATION”), WAS AGAIN AMENDED AND RESTATED ON MAY 31, 2014, AND IS AGAIN AMENDED AND RESTATED AS OF JUNE __, 2014 IN CONNECTION WITH THAT CERTAIN MODIFICATION NO. 1 TO SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (THE “FIRST MODIFICATION”).

THIRD AMENDED AND RESTATED SENIOR CONVERTIBLE PROMISSORY NOTE

Healthcare Corporation of America (FKA “Selway Capital Acquisition Corporation”), a Delaware corporation (the “Maker”), for value received, promises to pay, so long as a Conversion Event or a Repayment Event has not occurred prior to July 17, 2018, to Partners for Growth III, L.P. (“Holder”) the principal sum of Five Million Five Hundred Thousand Dollars ($5,500,000) (consisting of a Loan in the amount of $5,000,000 made on the Issue Date and a Loan made on the Restatement Date in the amount of $500,000, the “Principal Amount”) on July 17, 2018 or, if earlier, immediately upon Holder demand after the occurrence of an Event of Default under the Loan Agreement that is continuing (the “Maturity Date”) as provided herein.  Capitalized terms used but not defined herein are used with the meanings given to them in the Loan Agreement. The terms of the Loan Agreement, as amended and restated as of the Second Restatement Date and as modified by the First Modification shall govern this Note and are incorporated by reference herein.

1.         Payments.

(a)        The interest rate payable hereunder shall be ten percent (10%) per annum, unless the Default Rate applies, payable monthly on the basis set forth in Section 2 of the Schedule to the Loan Agreement. Any accrued and unpaid interest on this Note will be due and payable on the day that all principal is due and payable, whether on the Maturity Date, by acceleration, at the time of a Conversion Event, a Repayment Event (as defined in Section 14 hereof) or otherwise. Maker may elect to settle its obligation to pay interest on a monthly basis by paying interest in Cash or in PIK Interest (interest paid by the issue of Maker’s Common Stock to Holder or, if the issue of such Common Stock would at any time cause the PFG Parties (as defined below) to exceed the Beneficial Ownership Limitation, in Cash), all in accordance with the Loan Agreement. Maker shall notify Holder not less than five (5) Business Days prior to the end of each calendar month if it will pay interest in Cash rather than PIK Interest. Maker shall issue PFG a stock certificate representing such PIK Interest paid in Common Stock not later than five (5) Business Days after the end of each calendar quarter and the failure to do so shall constitute an Event of Default unless cured within an additional three (3) Business Days by the delivery of such stock certificate or payment of interest then due in Cash.

(b)        Payment shall be made in lawful tender of the United States in immediately available funds or as PIK Interest and shall be credited first to accrued interest then due and payable with the remainder applied to principal.  This Note may be repaid prior to the Maturity Date in whole only as permitted in Section 1(f) of the Schedule to the Loan Agreement.

2.         Ranking.  This Note and all principal, interest and other amounts, if any, payable hereunder shall rank senior in right of payment to all other Maker Indebtedness, except as otherwise specified in the Loan Agreement.

3.         Conversion.

(a)        Except as set forth in Section 3.16(a) of the Loan Agreement, this Note may be converted into that number of shares of Common Stock (rounded down to the nearest whole share) determined by dividing the Principal Amount (excluding interest) of this Note by $0.15 (the “Conversion Price”), subject to adjustment below, at any time upon the election of the Holder hereof as described in and subject to the conditions set forth in Section 1(c) of the Schedule to the Loan Agreement (the “Holder Conversion”) and upon the election of Maker as described in and subject to the conditions set forth in Section 1(e) of the Schedule to the Loan Agreement (the “Holder Conversion”), all in accordance with and subject to the terms and conditions of the Loan Agreement (each a “Conversion Event”).

(b)        As soon as practicable after the occurrence of a Conversion Event, and in any event within the time periods specified in Section 1(c) of the Schedule to the Loan Agreement, Maker at its expense will cause to be issued in the name of and delivered to Holder, a certificate or certificates for the number of shares of Conversion Stock to which Holder shall be entitled on such conversion.  No fractional Conversion Stock shall be issued on conversion of this Note.  If on conversion of this Note a fraction of a share of Conversion Stock results, Maker will pay the cash value of that fractional share based on the Conversion Price then in effect.

(c)        From and after the occurrence of a Conversion Event, Maker shall reserve and keep available out of its authorized but unissued Common Stock such number of shares of Common Stock as shall from time to time be sufficient to effect conversion of this Note and all other Notes.  Maker will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, dividend or other distribution of cash or property, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by Maker, but will at all times in good faith assist in the carrying out of all the provisions hereof, and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of Holder as set forth herein against impairment.

(d)  Conversion and Issuance Limitations.

(i) Certain Definitions. For purposes of this Section 3(d): (A) “PFG Parties” means, collectively, PFG, PFG Equity Investors, LLC (“PFGEI”), Silicon Valley Bank, SVB Financial Group (Silicon Valley Bank and SVB Financial Group, collectively, “SVB”) and their respective Affiliates, and any other Persons who hold equity securities of Borrower that are or may be deemed to be beneficially owned by PFG, PFGEI or SVB, including any group of which PFG, PFGEI or SVB is a member, (B) “group” has the meaning set forth in Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, (C) “Convertible Security” means the Note, the Warrants, any other convertible or derivative security that may be exercised for or converted into the Common Stock of Borrower and (solely for purposes of this definition and without implication that accrued and unpaid interest constitutes a “security”) PIK Interest that is paid by the issue of Borrower’s Common Stock or other equity or derivative securities to any PFG Party; and (D) “Conversion Notice” means a notice of Holder Conversion under the Note, an Election to Exchange under any Warrant, and any other election to exercise or convert a Convertible Security (including a notice by Borrower to PFG to pay PIK Interest) into the Common Stock or other equity or derivative securities of Borrower, and “Conversion” (and derivatives) means a conversion of the Note, an exercise or exchange of any warrant, and the payment or receipt of PIK Interest in the Common Stock or other equity or derivative securities of Borrower.

(ii) Conversion and Issuance Limitation. Notwithstanding anything to the contrary set forth in the Loan Agreement (but without limiting the restrictions that may also apply under Sections 1(c), 1(d) and 1(e) of the Schedule to the Loan Agreement), this Note, the Warrants, or any other agreement, security or instrument between Maker and a PFG Party, Maker shall not effect any Conversion of the Note or any Warrant or any other Convertible Security held or beneficially owned by the PFG Parties or otherwise issue equity securities (or derivatives) to any PFG Party, and no PFG Party shall have the right to Convert the Note, any Warrant or any other Convertible Security in whole or in part, or receive equity securities (or derivatives) from Borrower to the extent that, after giving effect to such attempted Conversion or issuance, as set forth in the relevant Conversion Notice, the PFG Parties would collectively beneficially own a number of shares of Common Stock of Borrower in excess of the Beneficial Ownership Limitation (as hereinafter defined).  For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the PFG Parties shall include the number of shares of Common Stock issuable upon Conversion of the Note and Warrants and the number of shares of Common Stock issued or issuable to the PFG Parties as PIK Interest, in each case subject to a Conversion Notice with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon Conversion of the remaining, non-converted Convertible Securities held or beneficially owned by the PFG Parties.  Except as set forth in the preceding sentence, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. The “Beneficial Ownership Limitation” shall be 9.9% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon Conversion of that portion of the Convertible Securities proposed to be Converted pursuant to a Conversion Notice (to the extent permitted pursuant to this Section 3(d)).

(iii) Capitalization Table. Upon receipt or delivery of a Conversion Notice issued in compliance with this Section, Maker shall within three (3) Business Days deliver to a requesting PFG Party a true, complete, accurate and correct capitalization table in detail sufficient for a reasonable Person to calculate the percentage of stock such Person may beneficially own in Maker (the “Capitalization Statement”). In determining the number of outstanding shares of Common Stock or other equity securities, the PFG Parties may conclusively rely on the Capitalization Statement.

(iv) Decrease of Beneficial Ownership Limitation. The PFG Parties, jointly but not separately, upon not less than 61 days’ prior notice to the Maker, may decrease (only) the percentage Beneficial Ownership Limitation provisions of this Section 3(d). Any such decrease will not be effective until the 61st day after such notice is delivered to Maker.

(v) Successors and Assigns. The limitations set forth in this Section 3(d): (A) shall not apply to a successor holder of this Note, the Warrants or other Convertible Securities that is not an Affiliate of a PFG Party, but (B) shall remain in effect so long as a PFG Entity beneficially owns any equity securities of Maker, regardless of the repayment of the Loan, in full or in part, upon maturity, redemption, an event of default or otherwise.

(vi) Omnibus Effect. The foregoing provisions shall supersede anything to the contrary in the Loan Agreement, this Note, the Warrant, or any other agreement, security or instrument between Maker and a PFG Party.

4.         Conversion Adjustments.

(a) Adjustments.  The Conversion Price shall be subject to adjustment from time to time in accordance with this Section 4.

            (b) Subdivisions, Combinations and Stock Dividends.  If Maker shall at any time subdivide by split-up or otherwise, its outstanding Common Stock into a greater number of shares, or issue additional Common Stock as a dividend, bonus issue or otherwise with respect to any Common Stock, the Conversion Price in effect immediately prior to such subdivision or share dividend or bonus issue shall be proportionately reduced. Conversely, in case the outstanding Common Stock of Maker shall be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

(c) Reclassification, Exchange, Substitutions, Etc.  Upon any reclassification, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon conversion of this Note, Holder shall be entitled to receive, upon conversion of this Note, the number and kind of securities and property that Holder would have received in exchange for the securities that would have been issued on conversion if this Note had been converted immediately before such reclassification, exchange, substitution, or other event.  Maker or its successor shall promptly issue to Holder a certificate setting forth the number and kind of such new securities or other property issuable upon exchange or exercise of this Note as a result of such reclassification, exchange, substitution or other event that results in a change of the number and/or class of securities issuable upon exchange or exercise of this Note.  The certificate shall provide for adjustments (as determined in good faith by Maker’s Board of Directors) which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 4 including, without limitation, adjustments to the Conversion Price.  The provisions of this Section 4(b) shall similarly apply to successive reclassifications, exchanges, substitutions, or other similar events.

(d) Notices of Record Date, Etc.  In the event that Maker shall:

               (1) declare or propose to declare any dividend upon its Common Stock, whether payable in cash, property, stock or other securities and whether or not a regular cash dividend, or

               (2)  offer for sale any additional shares of any class or series of Maker’s stock or securities exchangeable for or convertible into such stock in any transaction that would give rise (regardless of waivers thereof) to pre-emptive rights of any class or series of stockholders, or

               (3)  effect or approve any reclassification, exchange, substitution or recapitalization of the capital stock of Maker, including any subdivision or combination of its outstanding capital stock, or consolidation or merger of Maker with, or sale of all or substantially all of its assets to, another corporation, or to liquidate, dissolve or wind up (including an assignment for the benefit of creditors), or

               (4)  offer holders of registration rights the opportunity to participate in any registration of Maker’s securities,

then, in connection with such event, Maker shall give to Holder:

          (i) at least ten (10) days prior written notice of the date on which the books of Maker shall close or a record shall be taken for such a dividend or offer in respect of the matters referred to in (1) or (2) above, or for determining rights to vote in respect of the matters referred to in (3) above; and

          (ii) in the case of the matters referred to in (3) above, at least ten (10) days prior written notice of the date when the same shall take place.  Such notice in accordance with the foregoing clause (1) shall also specify, in the case of any such dividend, the date on which the holders of capital stock shall be entitled thereto and the terms of such dividend, and such notice in accordance with clause (2) shall also specify the date on which the holders of capital stock shall be entitled to exchange their capital stock for securities or other property deliverable upon such reorganization, reclassification, exchange, substitution, consolidation, merger or sale, as the case may be, and the terms of such exchange. Each such written notice shall be given by first class mail, postage prepaid, addressed to the holder of this Note at the address of Holder; and

            (iii)  in the case of the matter referred to in (4) above, the same notice as is given or required to be given to the holders of such registration rights.

            (e) Adjustment by Board of Directors.  If any event occurs as to which, in the opinion of the Board of Directors of Maker, the provisions of this Section 4 are not strictly applicable or if strictly applicable would not fairly protect the rights of the Holder in accordance with the essential intent and principles of such provisions, then the Board of Directors shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, so as to protect such rights, but in no event shall any adjustment have the effect of increasing the Conversion Price as otherwise determined pursuant to any of the provisions of this Section 4, except in the case of a combination of shares of a type contemplated in Section 4(b) and then in no event to an amount larger than the Conversion Price as adjusted pursuant to Section 4(b).

            (f) Officers’ Statement as to Adjustments.  Whenever the Conversion Price is required to be adjusted as provided in Section 4, Maker shall forthwith file at Maker’s principal office with a copy to the Holder notice parties set forth in Section 12 hereof a statement, signed by the Chief Executive Officer or Chief Financial Officer of Maker, showing in reasonable detail the facts requiring such adjustment and the Conversion Price that will be effective after such adjustment; provided, however, such statement shall not be required to the extent the information requested in this Section 4(f) is available through Maker’s current reports filed with the Securities and Exchange Commission. If at any time the information described in this Section 4(f) is readily available through Maker’s reports filed with the Securities and Exchange Commission, Maker shall not be required to provide a separate notice of adjustment to the Holder; provided, however, if such information is not readily available through Maker’s current reports filed with the Securities Exchange Commission and made public, Maker shall cause a notice setting forth any such adjustments to be sent by mail, first class, postage prepaid, to the record Holder of this Note at its notice address(es) appearing in Section 12.

(g) Issue of Securities other than Common Stock.  In the event that at any time, as a result of any adjustment made pursuant to Section 4, the Holder thereafter shall become entitled to receive any securities of Maker, other than Common Stock (such as, for instance Common Stock upon the  conversion of all Series Common Stock into Common Stock), thereafter the number of such other shares so receivable upon exchange of this Note shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in Section 4.

5.         Prepayment. This Note may be prepaid only in accordance with Section 1(e) of the Schedule to the Loan Agreement (as redesignated and amended by the Modification).

6.         Events of Default.  An Event of Default shall be deemed to have occurred under this Note if an Event of Default has occurred under the Loan Agreement or any other Loan Document (each, an “Event of Default”).

7.         No Offset Rights.  Maker may not offset any amounts due or claimed to be due from Holder to Maker against amounts due to Holder under this Note.

8.         Costs and Expenses.  Maker promises to pay all reasonable costs and expenses incurred, including reasonable attorneys' fees, incurred by Holder in connection with the enforcement of, or collection of any amounts due under, this Note.  Maker hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this instrument, except for notices to which Maker is expressly entitled under this Note.

9.         Successors and Assigns.  This Note shall be binding upon, and shall inure to the benefit of, Maker and Holder and their respective successors and assigns; provided, however, that neither this Note nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, by Maker without the prior written consent of Holder.

10.       Modifications and Amendments; Reissuance of Note.  This Note may only be modified, amended, or terminated (other than by payment in full) by an agreement in writing signed by Maker and Holder.  No waiver of any term, covenant or provision of this Note shall be effective unless given in writing by Holder.  Upon receipt of evidence reasonably satisfactory to Maker of the loss, theft, destruction, or mutilation of this Note and of an unsecured agreement of indemnity reasonably satisfactory to Maker, and upon surrender or cancellation of this Note, if mutilated, Maker will make and deliver a new Note of like tenor in lieu of such lost, stolen, destroyed, or mutilated Note.

11.       Remedies Cumulative.  Each and every right, power and remedy herein given to Holder, or otherwise existing, shall be cumulative and not exclusive and be in addition to all other rights, powers and remedies now or hereafter granted (including, without limitation, other rights of set‑off under applicable law) or otherwise existing.  Each and every right, power and remedy whether specifically herein given or otherwise existing may be exercised from time to time and as often and in such order as may be deemed expedient by Holder.

12.       Notices.  All notices or other communications required or permitted hereunder shall be in writing and shall be deemed effectively given in the manner set forth in the Loan Agreement, addressed as follows:

               if to Holder, at

Partners for Growth III, L.P.

150 Pacific Avenue

San Francisco, California 94111

Attention:  Chief Financial Officer

Fax:  (415) 781-0510

               with a copy (not constituting notice) to

Greenspan Law Office

Attn: Benjamin Greenspan, Esq.

620 Laguna Road

Mill Valley, CA 94941

Fax: (415) 738-5371

Email: ben@greenspan-law.com

or

               if to Maker, at

Healthcare Corporation of America (DE)

66 Ford Road, Suite 230

Denville, NJ 07834

Attn:  Yoram Bibring, CFO

Fax: (973) 983-6304

Email: ybibring@hca-pca.com

with a copy (not constituting notice) to:

Loeb & Loeb

345 Park Avenue
Attn: Giovanni Caruso

New York , NY 10154

Tel: (212) 407-4866

Fax: (212) 937-3943

Email: gcaruso@loeb.com

or at such other address and facsimile number as Holder shall have furnished to Maker in accordance with this Section 12.

13.       Waiver.  Holder shall not by any act (except by a written instrument in accordance with Section 10 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any default or Event of Default or in any breach of any of the terms and conditions hereof.  No failure to exercise, nor any delay in exercising, on the part of Holder, any right, power or privilege hereunder shall operate as a waiver thereof.  No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  A waiver by Holder of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which Holder would otherwise have on any future occasion.  The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights or remedies provided by law.

14.       Miscellaneous; Interpretation.  Section 3.16, Section 8 and Exhibit D of the Loan Agreement are expressly incorporated by reference herein. In the event of any direct conflict between the terms of this Note and the terms of the Loan Agreement or any other Loan Document referenced herein, except as to (i) the issue date of this Note, and (ii) the adjustments to conversion set forth in Section 4 hereof, the terms of the Loan Agreement and such other Loan Document shall control.

15.       Governing Law; Venue. This Note and all acts and transactions hereunder and all rights and obligations of Holder and Maker in connection herewith shall be governed by the laws of the State of California.  As a material part of the consideration to Holder making the Loan represented by this Note, Maker (i) agrees that all actions and proceedings relating directly or indirectly to this Note shall, at PFG's option, be litigated in courts located within California and the exclusive venue therefor be San Francisco County; (ii) consents to the jurisdiction and venue of any such court and consents to service of process in any such action or proceeding by personal delivery or any other method permitted by law; and (iii) waives any and all rights Maker may have to object to the jurisdiction of any such court, or to transfer or change the venue of any such action or proceeding.

[Note Signature Page Follows]

IN WITNESS WHEREOF, Maker has caused this Note to be signed on the date first set forth above.

MAKER:                    HEALTHCARE CORPORATION OF AMERICA, a                                                                     Delaware corporation (FKA Selway Capital Acquisition                                                                  Corporation)

By:      /S/ Natasha Giordano

Name: Natasha Giordano

Title:   Chief Executive Officer/President

ACKNOWLEDGED AND AGREED

HOLDER:                              PARTNERS FOR GROWTH III, L.P.

By:        /S/ Jason Georgatos

Name:  Jason Georgatos

Title: Manager, Partners for Growth III, LLC

Its General Partner